UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009

REDDY ICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800
Dallas, Texas 75231
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grants Under the 2005 Long Term Equity Incentive and Share Award Plan, as amended

Effective January 1, 2010, the compensation committee (the “Committee”) of the board of directors of Reddy Ice Holdings, Inc. (the “Company”) granted 174,034 shares of restricted stock and 355,446 stock options to 43 of the Company’s executives and consultants pursuant to the Company’s 2005 Long Term Equity Incentive and Share Award Plan, as amended (the “Plan”).  In addition, these same executives and consultants were conditionally approved for grants of 106,666 shares of restricted stock and 217,854 conditional stock options, subject to the approval by the Company’s stockholders of an amendment to the Plan to increase the maximum number of shares authorized for issuance under the Plan.  The Company anticipates seeking the approval of its stockholders for such an amendment to the Plan at the next annual meeting of the Company’s stockholders.

The restricted stock grants, conditional restricted stock grants, stock option grants and conditional stock option grants will all vest in three equal amounts with the first vesting on January 1, 2011, the second vesting on January 1, 2012 and the third vesting on January 1, 2013.  The stock option grants and conditional stock option grants have been made in the form of 7-year stock options with the options granted in three tranches, as described above. The stock option grants have been granted at a strike price equal to the fair market value on December 31, 2009, or $4.29 per share; the conditional stock option grants have been granted at a strike price equal to the fair market value on the date of stockholder approval of the amendment to the Plan.

Of the grants effective on January 1, 2010, the Company’s named executive officers received the following grants:

Name and Title	Restricted Shares Granted	Stock Options Granted	Provisional Restricted Shares Granted	Provisional Stock Options Granted
Gilbert M. Cassagne, President and Chief Executive Officer	52,700	108,500	32,300	66,500
Steven J. Janusek, Executive Vice President and Chief Financial Officer	17,360	35,340	10,640	21,660
Paul D. Smith, Executive Vice President and Chief Operating Officer	17,360	35,340	10,640	21,660

Amended Severance Agreements

On December 31, 2009 the Committee approved the amendment of each of the existing severance agreements between the Company and certain executive officers,

including Messrs. Cassagne, Janusek and Smith.  The amended severance agreement replaces the pre-existing severance agreement with each of these executives.

As amended, each severance agreement provides that if the executive’s employment is terminated due to disability, by the Company without “cause,” or, for certain executives, by the executive for “good reason,” the executive will receive a severance amount equal to a specified percentage of his annual base salary payable in a lump sum, along with the pro-rated amount (to the date of termination) of the bonus amount the executive would have received during the year of termination, based on actual performance.  However, in the event that the executive is terminated within 24 months following a “Change in Control” (as defined in the amended severance agreements) due to disability, by the Company without “cause,” or by the executive for “good reason,” the executive will receive a severance amount equal to a different specified percentage of his annual base salary payable in a lump sum, along with (i) the pro-rated amount (to the date of termination) of the bonus amount the executive would have received during the year of termination, based on actual performance, (ii) continued participation in the Company’s health and welfare plans for eighteen (18) months, subject to certain conditions, and (iii) immediate and full vesting of any non-performance based stock options and restricted stock or equity grants.

If the executive’s employment is terminated as a result of death, by the Company for “cause,” by the executive without “good reason,” or, for certain executives, by the executive with “good reason,” in the absence of a Change in Control, the executive will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans.

The following table sets forth, for each of the named executive officers, the percentage of base salary payable upon termination under circumstances giving rise to severance payments, as described above, in the absence of a Change in Control or following a Change in Control:

Name and Title	Percentage of Base Salary Payable Upon Termination, in the Absence of a Change in Control	Percentage of Base Salary Payable Upon Termination, Within 24 Months of a Change in Control
Gilbert M. Cassagne, President and Chief Executive Officer	150%	400%
Steven J. Janusek, Executive Vice President and Chief Financial Officer	100%	250%
Paul D. Smith, Executive Vice President and Chief Operating Officer	100%	250%

The foregoing description of the amended severance agreements is qualified in its entirety by reference to the forms of amended severance agreements filed herewith as Exhibits 10.1, 10.2 and 10.3.

Item 8.01.              Other Events.

On December 31, 2009, the Company and certain of its directors, officers and employees entered into a settlement agreement and release with one of the Company’s insurance carriers relating to claims for reimbursement of the costs of the ongoing antitrust investigations and related civil litigation.  Pursuant to the settlement agreement, the Company will receive a payment from the insurance carrier of $6.6 million on or prior to January 8, 2010, and the Company and the individual signatories will make no further claims under the applicable insurance policies.  The Company will also dismiss its previously filed suit against the insurance carrier seeking reimbursements under the policies.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

10.1†                                 Form of Severance Agreement (for Mr. Cassagne, Mr. Janusek and Mr. Smith).

10.2 †                              Form of Severance Agreement (for a certain other Executive Officer).

10.3 †                              Form of Severance Agreement (for certain other Executive Officers).

† Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       January 5, 2010

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer